Exhibit 99.1

Finjan Provides Shareholder Update for the Second Quarter of 2016

Company to Host Conference Call on August 11, 2016 at 1:30 PM PDT

EAST PALO ALTO, CA -- 08/09/16 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, is providing shareholders with a financial update and a highlight of key accomplishments for the second quarter of 2016 ended June 30, 2016.
Financial Highlights for the Second Quarter:

•	Nearly 10-fold increase in revenue over 2Q 2015 to $6.5 million

•	Net Income of $900,000 or $0.04 a share (excluding the Series A accretion of $5.5 million)

•	$17.2 million in cash

•	Raised $10 million in a Series A Preferred Share Offering
"We successfully navigated through a very active quarter in our licensing and enforcement program. We secured - for a third time from the Court – an Order upholding the $39.5 million judgment (plus pre and post judgment interest) against Blue Coat Systems. We granted a license and settled our litigation with Proofpoint for $10.9 million, and signed a license – outside of litigation - with a European cloud-based networking company. We filed a series of new cases against ESET and its affiliates in the U.S. and Germany. Most recently, we filed for a preliminary injunction seeking to bar Blue Coat from selling its infringing WebPulse products in the United States," said Phil Hartstein, President and CEO of Finjan Holdings. "Additionally, Finjan’s patents have been recognized as durable by the District Court in Blue Coat, the U.S. Patent and Trademark Office (“USPTO”) and the USPTO’s Patent Trial and Appeal Board (“PTAB”). To date, 88% of challenges before the USPTO and PTAB have been denied or rescinded and only 12% have been instituted against only four of our patents.”
“This quarter reflects an intersection in the Company’s efforts where the investment of time and effort to license and enforce our patents are beginning to produce recurring results. Looking ahead we continue to make strides towards diversifying our revenue through the launch of our emerging businesses as we build upon the Finjan brand, protect our IP built through our 20 year history in cybersecurity and ultimately deliver the greatest value to our licensees and our shareholders,” concluded Hartstein.

Select Strategic Highlights
IP Licensing and Enforcement:

•
$39.5 million Jury Verdict, Judgment, and most recent decision on JMOL motions with an Order from the Court awarding Finjan with pre- and post-Judgment interest after five of six patents being found valid and infringed by Blue Coat Systems;

•	The value of Finjan's patents reinforced in several decisive key actions by the Patent Trial and Appeal Board (PTAB); and,

•	Finjan filed a motion seeking preliminary injunction against Blue Coat’s WebPulse product with a hearing date scheduled on November 10, 2016.
Enforcement Schedule:

•	Sophos (3:14-cv-01197-WHO, CAND SF) – Trial begins on September 6, 2016, claiming Sophos infringes on six of Finjan’s patents;

•	Symantec (3:14-cv-02998-HSG, CAND SF) – Stay lifted on March 29, 2016, and trial tentatively scheduled for the first half of 2018, a Markman Order in the case is imminent;

•
Blue Coat Systems (5:13-cv-03999-BLF, CAND SJ) – Final Post-Judgment Order entered July 18, 2016, affirming jury’s finding of infringement and the $39.5 million damages and awarding pre- and post-judgment interest;

•	Blue Coat Systems II (5:15-cv-03295-BLF, CAND SJ) – Blue Coat was denied motion to Stay on July 25, 2016; and

•	ESET (3:16-cv-003731-JD, CAND SF) – Finjan filed two separate law suits against ESET and its affiliates on July 1, 2016, in the Northern District of California and Germany.
Emerging Cyber Focused Businesses:

•	CybeRisk™ Security Solutions Ltd. through a team of employees and consultants, based in North America, Europe and the Middle East, recognized first revenue from marquee client;

•
Finjan Mobile pursuing internal research and development of security technologies that both relate to Finjan's existing patented inventions as well as new concepts to meet an ever expanding mobile endpoint market need.

Analyst and Investor Call with Management
A conference call to discuss second quarter 2016 results is scheduled for 1:30 p.m. Pacific Daylight Time on August 11, 2016. Analysts, investors, and other interested parties may access the conference call by dialing 1-855-327-6837. International callers can access the call by dialing 1-631-891-4304. An archived audio replay of the conference call will be available for 2 weeks beginning at 4:30 pm Pacific Time on August 11, 2016 and can be accessed by dialing 1-877-870-5176 and providing access code 10001545. International callers can access the replay by dialing 1-858-384-5517. The call will also be archived on Finjan's investor relations website.

ABOUT FINJAN
Established 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.
Follow Finjan Holdings, Inc.:
Twitter: @FinjanHoldings
LinkedIn: linkedin.com/company/finjan
Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan's expectations and beliefs regarding Finjan's licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.
Investor Contact:
Vanessa Winter | Finjan Holdings, Inc.
Capital Markets Group LLC
(650) 282-3245
investors@finjan.com